                                                                     EXHIBIT 4.1

                     FOURTH AMENDMENT TO CREDIT AGREEMENT


     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of June 1, 1997 by and between Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Borrower") and Wells Fargo Bank, National Association, successor-by-merger to First Interstate Bank of California ("Bank").

                                   RECITALS
                                   --------

     WHEREAS, Borrower is presently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of November 9, 1994, as such agreement may be amended from time to time (the "Credit Agreement");

     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect such changes;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1. The term "Maturity Date" as defined in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

         "Maturity Date":  December 31, 1997.
          -------------

     2. The term "Revolving Commitment" as defined in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

         "Revolving Commitment": For the period of time from and including June
          --------------------
         30, 1996 through and including the Maturity Date, the amount of $20,000,000, as such amount my be reduced pursuant to Section 2.01(d).

     3. Bank and Borrower hereby agree for the fiscal quarters ending June 30, 1997, September 30, 1997 and December 31, 1997, Borrower may exclude from the calculation of Interest Coverage

Ratio set forth in Section 6.02(c) of the Credit Agreement the $4,500,000 paid by Borrower to Colony Investors II, L.P. on April 1, 1997.

     4. The following provision is hereby added to the Credit Agreement as
Section 6.02(o), to read as follows:

           (o) Redemption of Stock. Utilize any part of the proceeds of any
               -------------------
     Loans to redeem preferred stock or pay promissory notes evidencing indebtedness relating to the redemption of preferred stock currently owned by Colony Investors II, L.P.

     5. Borrower shall pay to Bank a commitment fee for the Revolving Commitment equal to $29,315.07, which fee shall be due and payable in full on the date Borrower executes this Amendment.

     6. Borrower shall reimburse Bank immediately upon demand for all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with this Amendment.

     7. Except as specifically provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further represents and warrants that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SANTA ANITA REALTY                                WELLS FARGO BANK,
   ENTERPRISES, INC.                                 NATIONAL ASSOCIATION

By: /s/ Brian L. Fleming                          By: /s/ Daniel F. Maddox
   ----------------------------                      ---------------------
Title: Executive Vice President                      Daniel F. Maddox
       ------------------------                      Vice President